Exhibit 99.1

FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS HIGHER EARNINGS

EARNINGS, EXCLUDING DEFERRED COMPENSATION, UP 9 PERCENT

     NORTHFIELD, Illinois, July 25, 2012 -- Stepan Company (NYSE: SCL) today reported higher second quarter and year-to-date results for the period ended June 30, 2012.

  Net income rose 3 percent to $21.4 million for the quarter compared to $20.9 million a year ago. Diluted EPS was $1.89 versus $1.87 a year ago.
  Net income, excluding deferred compensation plan expense, was $22.6 million for the quarter compared to $20.7 million a year ago, up 9 percent.
  Diluted EPS, excluding deferred compensation expense, was $1.99 versus $1.85 a year ago.
  Year-to-date net income rose 10 percent to $43.7 million. Year-to-date net income, excluding deferred compensation expense, rose 19 percent to $46.2 million.
  Sales volume rose by 5 percent for the quarter and first half. Net sales revenue declined 1 percent during the quarter due to foreign currency translation and lower selling prices brought on by lower crude and natural oil prices resulting in lower commodity raw material costs.
  Gross profit rose by 5 percent for the quarter on strong surfactant and specialty products results, partially offset by weaker polymer earnings caused by a maintenance turnaround in our phthalic anhydride plant that added $2.0 million of pretax expense.
  Net income was adversely impacted by $1.4 million, or $0.12 per diluted share, as a result of phthalic anhydride plant maintenance turnaround and by $0.8 million, or $0.07 per diluted share due to translation impact of weakening foreign currencies on earnings outside the U.S. during the quarter.

SUMMARY

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands, except			%			%
per share amounts)	2012	2011	Change	2012	2011	Change

Net Sales	$470,231	$476,989	- 1	$935,500	$899,587	+ 4

Net Income	21,425	20,867	+ 3	43,727	39,628	+ 10

Net Income Excluding
Deferred Compensation*	22,555	20,680	+ 9	46,195	38,904	+ 19

Earnings per Diluted Share	$1.89	$1.87	+ 1	$3.85	$3.55	+ 8

Earnings per Diluted Share
Excluding Deferred
Compensation	$1.99	$1.85	+ 8	$4.07	$3.49	+ 17

* See Table II for a discussion of deferred compensation plan accounting.

SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2012	2011	Change	2012	2011	Change

Net Sales
Surfactants	$335,114	$343,767	- 3	$682,270	$668,652	+ 2
Polymers	113,923	120,854	- 6	210,672	207,253	+ 2
Specialty Products	21,194	12,368	+ 71	42,558	23,682	+ 80

Total Net Sales	$470,231	$476,989	- 1	$935,500	$899,587	+ 4

Percentage Change in Net Sales

	Three Months Ended			Six Months Ended
		June 30		June 30
Volume		+ 5%			+ 5%
Selling Price		- 2%			+ 2%
Foreign Translation		- 4%			- 3%
Total		- 1%			+ 4%

The decline in selling prices is attributable to lower commodity raw material costs. The effect of foreign translation on sales was largely due to the weakening of the Euro versus the U.S. dollar.

  Surfactant sales volume rose by 6 percent with all regions contributing. North American volume growth was primarily from functional surfactants used in agricultural and oilfield. Sale of consumer cleaning products led the growth in Latin America and Asia Pacific. Sales volume in Brazil rose by 13 percent, accounting for most of the growth in Latin America.
  Polymer sales volume declined 1 percent, primarily due to an 8 percent decline in phthalic anhydride (PA) volume due to continuing weakness in the end use markets for PA in housing, automotive and boating. Polyol, used primarily in insulation foam, experienced volume growth of 2 percent for the second quarter.
  European polyol volume was flat amid growing economic uncertainty in the region.
  Specialty Products net sales rose by 71 percent due to the Lipid Nutrition business acquired in June 2011.

Gross profit increased by 5 percent to $73.4 million for the quarter.

  Surfactant gross profit grew by 13 percent to $51.7 million. Improved profitability in Brazil coupled with improved sales mix of higher value functional surfactants in North America led to the growth. The Singapore plant added $1.6 million of costs with limited production due to startup delays. We have completed startup activities in Singapore and the plant is now fully operational.
  Polymer gross profit declined by 16 percent to $17.4 million due to a decline in PA profits. The PA production facility went through a maintenance turnaround resulting in higher maintenance and outsourcing costs of $2.0 million. PA margins were also adversely impacted by high raw material costs. Polyol gross profit grew by 4 percent, benefiting from improved volume of polyol sold to the adhesives market.
  Specialty Products gross profit rose by 26 percent to $5.5 million led by the increased contribution from the Lipid Nutrition product line acquired in 2011.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2012	2011	Change	2012	2011	Change

Selling	$12,985	$12,171	+ 7	$26,636	$23,001	+ 16
Administrative – General	12,629	13,008	- 3	26,081	24,263	+ 7
Administrative – Deferred
Compensation*	1,457	(328)	NM	4,957	(709)	NM
Research, development
and technical service	11,504	10,656	+ 8	22,285	20,887	+ 7

Total	$38,575	$35,507	+ 9	$79,959	$67,442	+ 19

* See Table II for a discussion of deferred compensation plan accounting.

Excluding the deferred compensation plan expense, operating expenses rose $1.3 million, or 4 percent, for the quarter and 10 percent for the first half. The quarterly increases in selling and research relates primarily to headcount additions to support global growth initiatives coupled with routine wage increases. The Lipid Nutrition product line acquired in 2011 has added approximately $1.1 million of operating expenses to the quarter and $2.6 million for the first half, primarily as selling expenses.

INCOME TAXES

The year-to-date effective tax rate was 31.7 percent compared to 31.9 percent a year ago. The reduction reflects increased profitability of operations in countries having lower tax rates. The rate does not include the potential benefit of the U.S. research tax credit pending reenactment by Congress.

BALANCE SHEET

The Company’s net debt levels decreased by $10.6 million for the quarter and increased $10.4 million for the first six months. The year-to-date increase reflects higher seasonal working capital requirements.

($ in millions)	6/30/12	3/31/12	12/31/11
Net Debt
Total Debt	$195.3	$201.0	$199.5
Cash	69.5	64.6	84.1

Net Debt	$125.8	$136.4	$115.4
Equity	443.2	434.7	405.5

Net Debt + Equity	$569.0	$571.1	$520.9

Net Debt / (Net Debt + Equity)	22.1%	23.9%	22.2%

The health of the Company’s balance sheet remains strong and will allow us to invest in growth opportunities. Capital expenditures were $19.5 million during the quarter and $40.8 for the first half of 2012.

DIVIDEND

The Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.2800 per share on July 24, 2012. The dividend is payable on September 14, 2012, to common stockholders of record on August 31, 2012.

     The Board of Directors also declared a quarterly cash dividend on its five and one half percent (5.5%) convertible preferred stock at the quarterly rate of $0.34375 per share. Dividends are payable on August 31, 2012 to preferred stockholders of record on August 15, 2012.

OUTLOOK

“We are positioned to deliver solid earnings growth in 2012, despite the challenges of the global economy,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. Net income, excluding deferred compensation expense, grew by 9 percent for the quarter and 19 percent for the first six months. The PA plant’s second quarter maintenance turnaround is complete and the plant is fully operational. We achieved volume growth in Europe, despite the economic uncertainty.

     Our surfactant business should deliver higher full year earnings on the strength of improved sales mix of higher value functional surfactants used in agricultural and oilfield products, coupled with global growth initiatives. Brazil will continue to deliver earnings growth on higher sales volumes.

     The polymer segment, while more vulnerable to the risk of recession in Europe, is still positioned to deliver full year earnings growth. The completion of the phthalic anhydride plant maintenance in the second quarter means the higher maintenance and outsourcing costs are behind us. Polyol volume in North America is expected to increase, while European growth will be limited if economic conditions do not improve. European polyol volume sold into the adhesive market should still grow.

     Specialty Products should deliver full year earnings growth due to the contribution of the Lipid Nutrition product line acquisition.

     “We remain optimistic that our growth strategy will deliver increased earnings in 2012 and beyond”, said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 25, 2012. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * *

tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

			%					%
	2012	2011	Change		2012	2011	Change

Net Sales	$470,231	$476,989	-	1	$935,500	$899,587	+	4
Cost of Sales	396,835	407,404	-	3	785,320	768,216	+	2
Gross Profit	73,396	69,585	+	5	150,180	131,371	+	14

Operating Expenses:
Selling	12,985	12,171	+	7	26,636	23,001	+	16
Administrative	14,086	12,680	+	11	31,038	23,554	+	32
Research, development
and technical services	11,504	10,656	+	8	22,285	20,887	+	7
	38,575	35,507	+	9	79,959	67,442	+	19

Operating Income	34,821	34,078	+	2	70,221	63,929	+	10
Other Income (Expense):
Interest, net	(2,086)	(2,194)	-	5	(4,690)	(4,257)	+	10
Loss from equity in joint ventures	(1,300)	(805)	+	61	(2,441)	(1,770)	+	38
Other, net	83	253	-	67	1,148	565	+	103

	(3,303)	(2,746)	+	20	(5,983)	(5,462)	+	10

Income before Income Taxes	31,518	31,332	+	1	64,238	58,467	+	10
Provision for Income Taxes	10,007	10,326	-	3	20,363	18,645	+	9
Net Income	21,511	21,006	+	2	43,875	39,822	+	10

Net Income Attributable to the
Noncontrolling Interests	(86)	(139)	-	38	(148)	(194)	-	24

Net Income Attributable to
Stepan Company	$21,425	$20,867	+	3	$43,727	$39,628	+	10

Net Income Per Common Share
Attributable to Stepan Company
Basic	$2.01	$2.00	+	1	$4.12	$3.80	+	8
Diluted	$1.89	$1.87	+	1	$3.85	$3.55	+	8

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	10,550	10,345	+	2	10,537	10,335	+	2
Diluted	11,357	11,178	+	2	11,345	11,175	+	2

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $1.8 million of expense versus income of $0.3 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2012			2011		2010

6/30	3/31	12/31	6/30	3/31	12/31

$94.18	$87.80	$80.16	$70.90	$72.50	$76.27

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2012	2011	2012	2011

Deferred Compensation
Administrative (Expense) Income	$(1,457)	$328	$(4,957)	$709
Other, net – Mutual Fund Gain (Loss)	(365)	(26)	977	460

Total Pretax	$(1,822)	$302	$(3,980)	$1,169

Total After Tax	$(1,130)	$187	$(2,468)	$724

Reconciliation of non-GAAP net income:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2012	2011	2012	2011

Net income excluding deferred
compensation	$22,555	$20,680	$46,195	$38,904
Deferred compensation plan (expense)
income	(1,130)	187	(2,468)	724

Net income as reported	$21,425	$20,867	$43,727	$39,628

Reconciliation of non-GAAP EPS:

	Three Months Ended June 30		Six Months Ended June 30

	2012	2011	2012	2011

Earnings per diluted share excluding
deferred compensation	$1.99	$1.85	$4.07	$3.49
Deferred compensation plan (expense)
income	(0.10)	0.02	(0.22)	0.06

Earnings per diluted share	$1.89	$1.87	$3.85	$3.55

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the second quarter and the first half of 2012, the U.S. dollar was stronger against almost all the foreign currencies in the locations where the Company does business, when compared to the exchange rates for the second quarter and first half of 2011. Consequently, reported net sales, expense and income amounts for 2012 were lower than they would have been had the foreign currency exchange rates remained constant with the rates for 2011. Below is a table that presents the effect that foreign currency translation had on the quarter-over-quarter and year-over-year changes in consolidated net sales and various income line items for the second quarter and first half ending June 30, 2012:

	Three Months
	Ended June 30

			(Decrease)	Decrease Due to
	2012	2011	Increase	Foreign Translation

Net Sales	$470.2	$477.0	$(6.8)	$(17.5)
Gross Profit	73.4	69.6	3.8	(2.3)
Operating Income	34.8	34.1	0.7	(1.2)
Pretax Income	31.5	31.3	0.2	(1.1)

	Six Months
	Ended June 30

				Decrease Due to
	2012	2011	Increase	Foreign Translation

Net Sales	$935.5	$899.6	$35.9	$(22.5)
Gross Profit	150.2	131.4	18.8	(2.9)
Operating Income	70.2	63.9	6.3	(1.5)
Pretax Income	64.2	58.5	5.7	(1.4)

		Table IV

Stepan Company
Consolidated Balance Sheets
June 30, 2012 and December 31, 2011

	2012	2011
	June 30	December 31
ASSETS
Current Assets	$510,797	$479,742
Property, Plant & Equipment, Net	395,939	383,983
Other Assets	36,561	37,393
Total Assets	$943,297	$901,118
LIABILITIES AND EQUITY
Current Liabilities	$235,513	$233,226
Deferred Income Taxes	9,990	8,644
Long-term Debt	162,049	164,967
Other Non-current Liabilities	90,878	88,816
Total Stepan Company Stockholders’ Equity	443,159	401,211
Noncontrolling Interest	1,708	4,254
Total Liabilities and Equity	$943,297	$901,118